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                                                                    EXHIBIT 12.1

             COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

The following table sets forth the ratio of earnings to fixed charges of Countrywide Credit Industries, Inc. for the six months ended August 31, 1996 and 1995 and for the five fiscal years ended February 29(28), 1996 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

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
                                     SIX MONTHS ENDED
                                         AUGUST 31,                  FISCAL YEARS ENDED FEBRUARY 29(28),
                                  -----------------------   ------------------------------------------------------
                                      1996      1995           1996      1995        1994        1993     1992
                                  ----------  ---------     ----------  ---------  ---------  --------- ----------
Net Earnings                      $123,121     $ 85,128      $195,720   $ 88,407    $179,460   $140,073  $ 60,196
Income tax expense                  78,717       56,752       130,480     58,938     119,640     93,382    40,131
Interest charges                   153,309      135,417       281,573    205,464     219,898    128,612    69,760
Interest portion of rental
 expense                             3,675        3,342         6,803      7,379       6,372      4,350     2,814
                                  --------    ---------     ---------   --------   ---------  --------- ---------

Earnings available to cover
 fixed charges                    $358,822     $280,639      $614,576   $360,188    $525,370   $366,417  $172,901
                                  ========    =========     =========   ========   =========  ========= =========

Fixed charges
 Interest charges                 $153,309     $135,417      $281,573   $205,464    $219,898   $128,612  $ 69,760
 Interest portion of rental
  expense                            3,675        3,342         6,803      7,379       6,372      4,350     2,814
                                  --------    ---------     ---------   --------   ---------  --------- ---------

 Total fixed charges              $156,984     $138,759      $288,376   $212,843    $226,270   $132,962  $ 72,574
                                  ========    =========     =========   ========   =========  ========= =========

Ratio of earnings to fixed
 charges                              2.29         2.02          2.13       1.69        2.32       2.76      2.38
                                  ========    =========     =========   ========   =========  ========= =========

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